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                                                                                EXHIBIT 12


                         CASCADE NATURAL GAS CORPORATION AND SUBSIDIARIES COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                AND PREFERRED DIVIDEND REQUIREMENTS





                                   Twelve Months Ended
                                        September 30            Year Ended December 31
                                   -------------------  ----------------------------------------
                                        1995    1994     1994    1993    1992    1991     1990
                                       ------  ------   ------  ------  ------  ------   ------
                                                        (dollars in thousands)

Fixed charges, as defined:
 Interest expense                      $9,423   7,540    8,090   7,038   7,478   7,793    8,374
 Amortization of debt issuance expense    604     586      593     562     402     362      373
                                      -------- -------  ------- ------- ------- ------- --------
   Total fixed charges                 10,027   8,126    8,683   7,600   7,880   8,155    8,747
                                      -------- -------  ------- ------- ------- ------- --------


Earnings, as defined:
 Net earnings                           7,087   6,351    5,760   9,103   4,843   7,651    8,376
 Add (deduct):
  Income taxes                          4,590   3,452    3,505   5,224   2,817   4,206    4,547
  Cumulative effect of change
     in accounting method                -        -        -      (209)    -       -       -
  Fixed charges                        10,027   8,126    8,683   7,600   7,880   8,155    8,747
                                      -------- -------  ------- ------- ------- ------- --------
   Total earnings                     $21,704  17,929   17,948  21,718  15,540  20,012   21,670
                                      -------- -------  ------- ------- ------- ------- --------

Ratio of earnings to fixed charges       2.16    2.21     2.07    2.86    1.97    2.45     2.48
                                      -------- -------  ------- ------- ------- ------- --------


Fixed charges and preferred
 dividend requirements:
   Fixed charges                      $10,027   8,126    8,683   7,600   7,880   8,155    8,747
   Preferred dividend requirements        896     867      898     913     941     229      238
                                      -------- -------  ------- ------- ------- ------- --------
   Total                              $10,923   8,993    9,581   8,513   8,821   8,384    8,985
                                      -------- -------  ------- ------- ------- ------- --------
Ratio of earnings to fixed charges
 and preferred dividend requirements     1.99    1.99     1.87    2.55    1.76    2.39     2.41
                                      -------- -------  ------- ------- ------- ------- --------
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